Register.com Extends Contract with David L. Moore as Interim CEO

New York, NY, July 26, 2005 - Register.com, Inc. (Nasdaq: RCOM) today announced that its board of directors has extended the Company's employment agreement with David L. Moore, the Company's Interim Chief Executive Officer.

"David's leadership has been beneficial as we seek to maximize shareholder value by considering the strategic alternatives available to the Company," said Mitchell I. Quain, Chairman of the Board of Directors of Register.com. "We are very pleased that he has agreed continue in his role as Interim CEO."

"I am pleased to continue leading Register.com as we go through the process of considering strategic alternatives," said Mr. Moore. "I am focused on creating efficiencies in the business during this transitional time."

Register.com is continuing its search for a permanent CEO. Mr. Moore's amended agreement may be terminated by the Company or Mr. Moore on 30 days' prior notice. Further details about the agreement are available in the Form 8-K filed by the Company today.

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue, uncertainty regarding our identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses, uncertainty regarding our ability to comply with Nasdaq listing requirements, and other factors detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-Q for the quarter ended March 31, 2005.

Contact:
(212) 798-9169
ir@register.com

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